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                           DEFERRED COMPENSATION AGREEMENT


     This Deferred Compensation Agreement (the "Agreement"), is made and dated as of May 31, 1997, by and between Tenet Healthcare Corporation (the "Company") and Jeffrey C. Barbakow (the "Executive").

                                       RECITALS

     A. The Executive is employed as the Chief Executive Officer of the Company and is entitled to remuneration from the Company in connection with such employment.

     B. The Company and the Executive acknowledge that the payment of remuneration to the Executive during fiscal year 1998 and future years could result in certain amounts being non-tax deductible by the Company as a result of the limitations imposed by section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)").

     C. The parties desire to enter into this Agreement to defer the payment to the Executive of certain amounts that would cause the base salary of the Executive to exceed the limitations of Section 162(m);

          NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good, valuable and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                      AGREEMENT

          1. LIMITATION AND DEFERRAL OF PAYMENTS. In the event that all or any portion of the compensation (including base salary and all other amounts that legally are required to be included in the Executive's compensation for purposes of Section 162(m)) to be paid to the Executive during any fiscal year would be disallowed under Section 162(m) as a federal income tax deduction by the Company, then the Executive shall receive payments of his base salary during such fiscal year only to the extent such amounts may be paid without disallowance of the Company's deduction under Section 162(m), as determined in good faith by the Company in its sole discretion, and the balance of the base salary shall be deferred for later payment to the Executive in accordance with paragraph 3 below. For purposes of determining the amount of the base salary that may be paid in any given fiscal year to the Executive in accordance with the foregoing, it shall be assumed that the Executive will remain in the Company's employ through the close of the relevant fiscal year and be paid at the same base salary rate as in effect on the first day of such fiscal year.

          2. PRIORITY OF DEFERRALS UNDER COMPANY PLAN. Any amounts to be deferred under the terms of the Company's Executive Deferred Compensation and Supplemental Savings Plan, as the same has been or from time to time may be amended, restated, modified, supplemented, renewed or replaced (the "Plan"), shall be deferred prior to any deferrals being made under the terms of this Agreement.


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          3.   INTEREST CREDITING.  Any amounts deferred under the terms of this Agreement shall be held by the Company on behalf of the Executive and shall accrue interest at a rate equal to the interest rate for amounts deferred under, and on the same terms as those set forth in, the Plan.

          4. PAYMENT OF DEFERRED AMOUNTS. Any portion of the base salary that is not paid to the Executive as a result of the limitation imposed by paragraph 1 above, together with interest accrued in accordance with paragraph 3 above (collectively, the "Deferred Amounts"), shall be paid to the Executive in full within 10 business days of the earlier of (i) the date on which his employment with the Company terminates for any reason or (ii) the occurrence of a "Change in Control" as defined in the Company's 1995 Stock Incentive Plan (or any successor plan); PROVIDED, HOWEVER, that all or any portion of the Deferred Amounts shall be paid to the Executive in any earlier fiscal year or fiscal years to the extent that (i) such amount, together with all other "applicable employee remuneration" for such fiscal year, would not be disallowed as a federal income tax deduction by the Company for such fiscal year because of the limitation imposed by Section 162(m), as determined in good faith by the Company in its sole discretion and
(ii) the fiscal year of payment follows by at least one complete calendar year the fiscal year in which the base salary would have been paid to the Executive but for the provisions of this Agreement.

          5. TAX WITHHOLDING. The Company shall be entitled to withhold for the payment of taxes all amounts required to be withheld under federal, state and local income and other tax laws, including, without limitation, all employment taxes that may be required to be paid on the Deferred Amounts.

          6. UNSECURED RIGHTS; NONTRANSFERABILITY. The Executive's rights under this Agreement shall be those of a general unsecured creditor of the Company, and all payments to the Executive of the Deferred Amounts shall be made from the general assets of the Company. Notwithstanding the foregoing, the Company may in its discretion set aside funds or assets to satisfy its obligations hereunder through the establishment of a grantor trust subject to the claims of the Company's creditors, or through any other set aside of funds or assets that are held as part of the Company's general assets. The Executive's rights under this Agreement may not be anticipated, alienated, sold, transferred, assigned, pledge, encumbered, attached or garnished by creditors of the Executive.

          7. SUCCESSORS; BENEFICIARY. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. This Agreement shall inure to the benefit of and be binding upon the executors, heirs, assigns and/or designees of the Executive. The Executive shall be entitled to designate a beneficiary for the payment upon his death of any Deferred Amounts to which the Executive is entitled under this Agreement.

          8. GENERAL. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law


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principles thereof.  This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof.

          9. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the benefit of only the Executive and the Company and, except as expressly provided in paragraph 7, no other person shall be entitled to any benefits hereunder.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

     THE COMPANY                   TENET HEALTHCARE CORPORATION



                                   /s/ Scott M. Brown
                                   -------------------------------
                                   By:  Scott M. Brown
                                   Title:  Sr. Vice President



     THE EXECUTIVE                 /s/ Jeffrey C. Barbakow
                                   ------------------------
                                   Jeffrey C. Barbakow



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